QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.9

        THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE OF THIS SECURITY IS $955 PER $1,000 OF PRINCIPAL AMOUNT AT MATURITY; THE ISSUE DATE OF THIS SECURITY IS JULY 15, 2003; AND THE COMPARABLE YIELD FOR THE PURPOSES OF ACCRUING ORIGINAL ISSUE DISCOUNT IS 4.13% PER ANNUM, CALCULATED ON A SEMIANNUAL BOND EQUIVALENT BASIS. HOLDERS OF THIS SECURITY MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE PROJECTED PAYMENT SCHEDULE FOR THIS SECURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: MEDIMMUNE, INC., 35 WEST WATKINS MILL ROAD, GAITHERSBURG, MARYLAND 20878, ATTN: TREASURER.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.

        THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

MEDIMMUNE, INC.

1% Convertible Senior Notes due 2023

No. 2	CUSIP: 584 699 AE2

        MEDIMMUNE, INC., a Delaware corporation (the "Company", which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to Cede & Co., or registered assigns, the principal amount of Five Hundred Million Dollars ($500,000,000.00), or such greater or lesser amount as is indicated in the records of the Trustee and the Depositary, on July 15, 2023, and to pay interest thereon from July 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on January 15 and July 15 in each year (each, an "Interest Payment Date"), commencing on January 15, 2004, at the rate of 1% per annum, until the principal hereof is paid or made available for payment on July 15, 2023 or upon acceleration, or until such date on which the Securities are converted, redeemed or purchased as provided herein, and at the rate of 1% per annum on any overdue principal and on any overdue installment of interest and Liquidated Damages, if any. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as hereinafter defined), be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which will be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding the corresponding Interest Payment Date (a "Regular Record Date"). Any such interest and Liquidated Damages, if any, not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may be paid (a) to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee (a "Special Record Date"), notice whereof will be given to Holders not less than 10 days prior to such Special Record Date, or (b) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

        Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September [ ], 2003	MEDIMMUNE, INC.
By:

Name: Timothy R. Pearson
Title: Vice President, Treasurer and Secretary

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Securities referred to in the within-mentioned Indenture.

Dated: September[ ], 2003	THE BANK OF NEW YORK, as Trustee
By:

Authorized Signatory

REVERSE OF SECURITY

        1% Convertible Senior Notes due 2023

        This Security is one of a duly authorized issue of 1% Convertible Senior Notes due 2023 (the "Securities") of MEDIMMUNE, INC., a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the "Company"), issued under an Indenture, dated as of July 15, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Security include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"), and those set forth in this Security. This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.
Interest.

        Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

        In addition, the Company shall pay contingent interest ("Contingent Interest") to the Holders during any six-month period (a "Contingent Interest Period") from January 15 to July 14 and from July 15 to January 14, commencing July 15, 2006, if the average Market Price of a Security for the five Trading Day period (a "Contingent Interest Measurement Period") ending on the third Trading Day immediately preceding the first day of such Contingent Interest Period equals $1,200 (120% of the principal amount of a Security) or more.

        Upon a determination by the Company that Holders will be entitled to receive Contingent Interest which will become payable during a Contingent Interest Period, on or prior to the first day of such Contingent Interest Period, the Company shall deliver an Officer's Certificate to the Trustee setting forth the amount of such Contingent Interest per $1,000 principal amount of Securities and shall issue a press release through a public medium as is customary for such a press release and shall publish such information on its website.

        The amount of Contingent Interest payable per $1,000 principal amount of Securities in respect of any Contingent Interest Period shall equal 0.175% of the average Market Price of a Security during the relevant Contingent Interest Measurement Period. Contingent Interest, if any, will accrue and be payable to Holders in the same manner as regular Cash interest as provided in Section 6.1 of the Indenture. Regular Cash interest will continue to accrue at the rate of 1% per year on the principal amount of the Securities whether or not Contingent Interest is paid.

        If this Security is redeemed pursuant to Section 5 of this Security or the Holder elects to require the Company to purchase this Security pursuant to Section 6 of this Security on a date that is after the Regular Record Date and prior to the corresponding Interest Payment Date, interest (including Contingent Interest, if any) and Liquidated Damages, if any, accrued and unpaid hereon to, but not including, the applicable Redemption Date, Purchase Date or Change in Control Purchase Date will be paid to the same Holder to whom the Company pays the principal of such Security regardless of whether such Holder was the registered Holder on the Regular Record Date immediately preceding the applicable Redemption Date, Purchase Date or Change in Control Purchase Date.

        Interest, including Contingent Interest, if any, and Liquidated Damages, if any, on Securities converted after the close of business on a Regular Record Date but on or prior to the opening of business on the corresponding Interest Payment Date will be paid to the Holder of the Securities on the Regular Record Date but, upon conversion, the Holder must pay the Company the interest, including Contingent Interest, if any, and Liquidated Damages, if any, which have accrued and will be paid on such Interest Payment Date. No such payment need be made with respect to Securities which will be converted after a Regular Record Date and on or prior to the corresponding Interest Payment Date if (i) the Company has specified a Redemption Date during such period, (ii) the Company has specified a Change in Control Purchase Date during such period or (iii) any overdue interest (including any overdue Contingent Interest and any overdue Liquidated Damages) exists at the time of the conversion with respect to the Securities converted, but only to the extent of the amount of such overdue interest, overdue Contingent Interest or overdue Liquidated Damages.

        Any reference herein to interest accrued or payable as of any date shall include any Liquidated Damages accrued or payable on such date as provided in the Registration Rights Agreement.

2.
Method of Payment.

        Payment of the principal of and interest, including Contingent Interest, if any, and Liquidated Damages, if any, on the Securities shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder must surrender the Securities to the Paying Agent to collect payment of principal. Payment of interest, including Contingent Interest, if any, and Liquidated Damages, if any, on Certificated Securities will be made by wire transfer of immediately available funds to the account specified by the Holder or, if no such account is specified, by check mailed to the address of the Person entitled thereto as such address appears in the Register. Notwithstanding the foregoing, so long as the Securities are registered in the name of a Depositary or its nominee, all payments with respect to the Securities shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.
Paying Agent, Registrar, Conversion Agent and Bid Solicitation Agent.

        Initially, The Bank of New York will act as Paying Agent, Registrar, Conversion Agent and Bid Solicitation Agent. The Company may appoint and change any Paying Agent, Registrar, Conversion Agent or Bid Solicitation Agent without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, The City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Registrar or Conversion Agent. Neither the Company nor any Subsidiary or Affiliate of the Company may act as Bid Solicitation Agent.

4.
Indenture.

        The Securities are senior unsecured obligations of the Company limited to up to $575,000,000 aggregate principal amount. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.
Redemption at the Option of the Company.

        The Company may, at its option, redeem the Securities for Cash at any time as a whole, or from time to time in part, on or after July 15, 2006, at a redemption price equal to 100% of the principal amount of Securities to be redeemed plus any accrued and unpaid interest, including Contingent Interest, if any, and Liquidated Damages, if any, on those Securities to, but not including, the Redemption Date.

        Notice of redemption pursuant to this Section of this Security will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If Cash sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to 10:00 a.m., New York City time, on the Redemption Date, then on such Redemption Date interest, including Contingent Interest, if any, and Liquidated Damages, if any, cease to accrue on such

Securities or portions thereof. Securities in denominations larger than $1,000 of principal amount may be redeemed in part but only in multiples of $1,000 of principal amount.

6.
Purchase By the Company at the Option of the Holder or Upon a Change in Control.

        Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Securities held by such Holder on July 15, 2006, July 15, 2009, July 15, 2013 and July 15, 2019 in multiples of $1,000 at the Purchase Price. To exercise such right, a Holder shall deliver to the Paying Agent a Purchase Notice containing the information set forth in the Indenture, at any time from 9:00 a.m., New York City time, on the date that is 20 Business Days immediately preceding such Purchase Date until 5:00 p.m., New York City time, on the fifth Business Day immediately preceding the relevant Purchase Date, and shall deliver the Securities to the Paying Agent as set forth in the Indenture.

        Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Securities held by such Holder upon a Change in Control of the Company that occurs prior to July 15, 2006 in multiples of $1,000 at the Change in Control Purchase Price. To exercise such right, a Holder shall deliver to the Paying Agent a Change in Control Purchase Notice containing the information set forth in the Indenture, at any time prior to 5:00 p.m., New York City time, on the fifth Business Day immediately preceding the Change in Control Purchase Date, and shall deliver the Securities to the Paying Agent as set forth in the Indenture.

        Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

        If Cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased with respect to a Purchase Date or Change in Control Purchase Date, as the case may be, has been deposited with the Paying Agent, at 10:00 a.m., New York City time, on the Business Day immediately following the Purchase Date or Change in Control Purchase Date, as the case may be, then, immediately after the Purchase Date or Change in Control Purchase Date, as applicable, such Securities will cease to be outstanding and interest, including Contingent Interest, if any, and Liquidated Damages, if any, on such Securities will cease to accrue and the Holder thereof shall have no other rights as such other than the right to receive the Purchase Price or Change in Control Purchase Price upon surrender of such Security.

7.
Conversion.

        A Holder may only convert the Holder's Security upon satisfaction of one of the conditions described in Section 12(a)(i), (ii), (iii) and (iv) of the Indenture, subject to and in compliance with the provisions of the Indenture (including, without limitation, the conditions to conversion of this Security set forth in Section 12.1 thereof), a Holder is entitled, at such Holder's option, to convert the Holder's Security (or any portion of the principal amount thereof that is $1,000 or a multiple of $1,000), into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of conversion.

        The Company will notify Holders of any event triggering the right to convert the Securities as specified above in accordance with the Indenture.

        A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice, as the case may be, exercising the right of such Holder to require the Company to purchase such Security may be converted only if such Purchase Notice or Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.

        The initial Conversion Rate is 14.6671 shares per $1,000 principal amount of Securities, subject to adjustment in certain events described in the Indenture.

        To surrender a Security for conversion, a Holder must, in the case of Global Securities, comply with the Applicable Procedures of the Depositary in effect at that time, and in the case of Certificated Securities, (i) surrender the Security to the Conversion Agent, (ii) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents and (iv) pay all funds required, if any, relating to interest, including Contingent Interest, if any, or Liquidated Damages, if any, and any transfer or similar tax, if required.

        No fractional share of Common Stock shall be issued upon conversion of any Security. Instead, the Company shall pay a Cash adjustment as provided in the Indenture.

        No payment or adjustment will be made for accrued and unpaid interest, including Contingent Interest, if any, and Liquidated Damages, if any, or dividends on the shares of Common Stock, except as provided in the Indenture.

        If the Company (i) is a party to a consolidation, merger, statutory share exchange or combination of the Company with another corporation as a result of which all the holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including Cash or a combination thereof) with respect to or in exchange for all of their Common Stock, (ii) reclassifies or changes the shares of Common Stock or (iii) conveys, transfers or leases its properties and assets as, or substantially as, an entirety to any person, the right to convert a Security into shares of Common Stock may be changed to a right to convert a Security into the kind and amount of shares of stock and other securities or property or assets (including Cash) which such Holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Holder converted its Security into Common Stock immediately prior to such transaction, in each case, in accordance with the Indenture.

8.
Denominations; Transfer; Exchange.

        The Securities are in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

9.
Persons Deemed Owners.

        The registered Holder of this Security may be treated as the owner of this Security for all purposes.

10.
Unclaimed Money or Securities.

        The Trustee and the Paying Agent shall return to the Company upon written request any Cash or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11.
Amendment; Waiver.

        Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities and (ii) certain Defaults may be waived with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities.

        Without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to (i) add to the covenants of the Company for the benefit of the Holders of Securities, (ii) surrender any right or power conferred upon the Company in the Indenture, (iii) provide for the assumption of the Company's obligations to the Holders of Securities in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition pursuant to Article VII of the Indenture, (iv) increase the Conversion Rate or reduce the Conversion Price; provided, however, that such increase in the Conversion Rate or reduction in the Conversion Price is in accordance with the terms of the Indenture or shall not adversely affect the interest of the Holders of Securities, (v) provide for a successor Trustee with respect to the Securities, (vi) add any additional Events of Default with respect to all or any of the Securities, (vii) secure the Securities, (viii) supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the discharge of the Securities, provided that such change or modification does not adversely affect the interests of the Holders of the Securities, (ix) make any changes or modifications necessary in connection with the registration of the Securities under the Securities Act as contemplated in the Registration Rights Agreement; provided, however, that such action pursuant to this clause does not adversely affect the interests of the Holders of Securities in any material respect, (x) cure any ambiguity, correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under the Indenture which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture; provided, however, that such action pursuant to this clause does not adversely affect the interests of the Holders of Securities, (xi) add or modify any other provisions in the Indenture with respect to matters or questions arising thereunder which the Company and the Trustee may deem necessary or desirable and which would not adversely affect the interests of the Holders of Securities, and (xii) comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

12.
Defaults and Remedies.

        If any Event of Default other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company, the principal of all the Securities shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture.

13.
Trustee Dealings with the Company.

        Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.
Calculations in Respect of Securities.

        The Company or its agents will be responsible for making all calculations called for under the Securities including, but not limited to, determination of the Market Price and Sale Price of the Securities, the number of shares of Common Stock issuable upon conversion and the amounts of interest, Contingent Interest, if any, and Liquidated Damages, if any, on the Securities. Any

calculations made in good faith and without manifest error will be final and binding on Holders of the Securities. The Company or its agents will be required to deliver to the Trustee a schedule of its calculations and the Trustee will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

15.
No Recourse Against Others.

        No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issue of the Securities.

16.
Authentication.

        This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

17.
Abbreviations.

        Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.
INDENTURE TO CONTROL; GOVERNING LAW.

        IN THE CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECURITY AND THE INDENTURE, THE PROVISIONS OF THE INDENTURE SHALL CONTROL. THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture. Requests may be made to:

  MEDIMMUNE, INC.
  35 West Watkins Mill Road
  Gaithersburg, Maryland 20878
  Attn: Chief Financial Officer
  Facsimile No. (240) 632-4054

ASSIGNMENT FORM

        To assign this Security, fill in the form below:

        I or we assign and transfer this Security to

(Insert assignee's soc. sec. or tax ID no.)

(Print or type assignee's name, address and zip code)

        and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
Date:

(Sign exactly as your name appears on the other side of this Security)
Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program
By:

Authorized Signatory

CONVERSION NOTICE

To convert this Security into shares of Common Stock (or Cash or a combination of shares of Common Stock and Cash, if the Company so elects) of the Company, check the box ☐

To convert only part of this Security, state the principal amount to be converted (which must be $1,000 or a multiple of $1,000):

If you want the stock certificate made out in another person's name fill in the form below:

(Insert assignee's soc. sec. or tax ID no.)

(Print or type assignee's name, address and zip code)
Your Signature:
Date:	(Sign exactly as your name appears on the other side of this Security)
Signature Guaranteed
Participant in a Recognized Signature Guarantee Medallion Program
By:	Authorized Signatory

QuickLinks

  EXHIBIT 4.9
MEDIMMUNE, INC. 1% Convertible Senior Notes due 2023
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
REVERSE OF SECURITY
ASSIGNMENT FORM
CONVERSION NOTICE